RCN Reports Fourth Quarter and Full Year 2008 Results
Q4 Revenue +12% Y-o-Y to $188 Million, 2008 Revenue +16% Y-o-Y to $739 Million
Q4 EBITDA +30% Y-o-Y to $53 Million, 2008 EBITDA +24% to $194 Million
Q4 EBITDA Margin Expands 400 Basis Points Y-o-Y to 28%
Herndon, VA, February 24, 2009 — RCN Corporation (NASDAQ: RCNI), a leading provider of all-digital and high-definition video, high-speed internet, and premium voice services to residential and small-medium business customers, as well as high-capacity transport services to carrier and large enterprise customers, today announced its results for the fourth quarter and full year 2008.
“RCN reached its financial objectives and made a strong push forward in operational improvements in 2008,” stated Peter D. Aquino, President and Chief Executive Officer. “In our Resi/SMB segment, we grew customers organically by 12,000 from last year and invested in our small-medium business unit, which is now contributing at a good pace. The completion of RCN’s Project Analog Crush(SM) in all 5 metro markets – Chicago, Boston, New York, Washington D.C., and Philadelphia suburbs – was a significant accomplishment. This major capital project, now behind us, freed up valuable video spectrum for 100+ HD channels, a best-in-class international tier, and hundreds of digital channels available for new programming. Going all-digital enables RCN to be very competitive and offer customers a superior choice of products and services. In addition, 2008 was a great year for RCN Metro, our facilities-based CLEC, which completed the integration of NEON and produced double-digit revenue growth. We anticipate continued strong demand for RCN Metro services given the location of our metro fiber rings and building connectivity in 5 of the top 10 cities in the country, particularly in the carrier and large enterprise segments. Despite a weaker economy, requirements for high-capacity transport, network protection and redundancy, as well as network management will still need to be met by on-net fiber providers like RCN.”
Mr. Aquino continued, “We enter 2009 with a solid liquidity position and a flexible capital program that, while reduced, will allow RCN to continue to compete effectively in this uncertain economic environment. Our milestone financial goal for this year is to produce solid positive free cash flow through continued growth in our business units and a less demanding capital program. We remain focused on operational execution and on using our strong position to be opportunistic in business development to support our growth objectives.”
Fourth Quarter Review
Following are highlights of fourth quarter 2008 results for consolidated RCN and for the company’s two reporting segments: Residential/Small Business, comprised of the RCN and RCN Business Services business units; and RCN Metro Optical Networks. For ease of comparison, RCN is presenting results on both a reported basis and on a pro forma basis as if the NEON Communications acquisition, completed November 13, 2007, had been completed on January 1, 2007:
Consolidated Results
•
Revenue. Total revenue of $188 million increased 12% as reported from $168 million in the fourth quarter of 2007 and increased slightly from $187 million in the third quarter of 2008. Pro forma for the NEON acquisition, fourth quarter 2008 revenue increased 6% from last year.

•
EBITDA. EBITDA of $53 million increased 30% as reported from $41 million in the fourth quarter of 2007 and 6% from $50 million in the third quarter of 2008. Pro forma for the NEON acquisition, fourth quarter 2008 EBITDA increased 23% from last year, and EBITDA margin of 28% increased by nearly 400 basis points from last year. Sequentially, EBITDA margin increased by over 100 basis points. EBITDA is a non-GAAP financial measure – see “Non-GAAP Measures” below.

•
Capital Expenditures. Capital expenditures, as reported, were $33 million compared to $27 million in the fourth quarter of 2007 and $34 million in the third quarter of 2008. Pro forma for the NEON acquisition, capital expenditures were $29 million in the fourth quarter of 2007.

•
Share Repurchases. RCN repurchased approximately 800,000 shares of common stock at an average price of $6.14, or an aggregate value of approximately $5 million, which leaves approximately $14 million remaining under its $25 million repurchase authorization.

Residential/Small Business Segment
•
Revenue. Residential/Small Business revenue of $143 million increased 4% from $137 million in the fourth quarter of 2007 and decreased slightly from $144 million in the third quarter of 2008 due primarily to a reduction in reciprocal compensation revenue. Year-over-year revenue growth was driven by the addition of approximately 12,000 new customers and 18,000 revenue generating units (“RGUs”); average revenue per customer (“ARPC”) was $110 compared to $109 last year and $111 last quarter.

•
EBITDA. Residential/Small Business EBITDA of $40 million increased 19% from $33 million in the fourth quarter of 2007, and increased 8% from the third quarter of 2008. EBITDA margin of 28% increased by nearly 350 basis points from last year and by over 200 basis points from last quarter.

•	Capital Expenditures. Residential/Small Business capital expenditures were $25 million compared to $21 million in the fourth quarter of 2007 and $27 million in the third quarter of 2008.
•
Customers, RGUs and Digital Penetration. RCN’s residential/small-medium business customers increased 3% from last year to 428,000, and total revenue generating units increased 2% from last year to approximately 911,000, with video and data RGUs increasing 2% and 6%, respectively, and voice RGUs decreasing 2%. On a sequential basis, customers remained flat and RGUs decreased by approximately 4,000, primarily as a result of continued declines in landline phone penetration. Bundle rate remained steady at 68%, and digital video penetration rate rose to 87% of video customers from 69% in the fourth quarter of 2007 and 78% in the third quarter of 2008 as the company neared completion of Project Analog Crush(SM) in its metro markets.

RCN Metro Optical Networks Segment
•
Revenue. RCN Metro revenue of $45 million increased 47% as reported from $31 million in the fourth quarter of 2007, and 4% from $43 million in the third quarter of 2008. Pro forma for the NEON acquisition, fourth quarter 2008 RCN Metro revenue increased 13% from last year. Revenue growth was driven primarily by continued strength in transport services.

•
EBITDA. RCN Metro EBITDA of $13 million increased 82% as reported from $7 million in the fourth quarter of 2007, and decreased slightly from $14 million in the third quarter of 2008 due primarily to the timing of certain favorable vendor settlements during the third quarter. Pro forma for the NEON acquisition, fourth quarter 2008 EBITDA increased 34% from last year. EBITDA margin of 30% grew by nearly 600 basis points from the fourth quarter of 2007, as reported, and decreased slightly from the third quarter of 2008. Pro forma for the NEON acquisition, EBITDA margin grew by nearly 500 basis points from last year, primarily as a result of revenue growth and realization of synergies.

•
Capital Expenditures. RCN Metro capital expenditures, as reported, were $7 million compared to $5 million in the fourth quarter of 2007 and $6 million in the third quarter of 2008. Pro forma for the NEON acquisition, capital expenditures were $7 million in the fourth quarter of 2007.

Full Year 2008 Review
Total revenue for the full year 2008 grew 16% as reported to $739 million from $636 million in 2007; Residential/Small Business segment revenue grew 4% and RCN Metro segment revenue grew 91%. Pro forma for the NEON acquisition, 2008 revenue grew 6%, including RCN Metro segment revenue growth of 11%.
2008 EBITDA of $194 million grew 24% as reported from $156 million in 2007; 2008 EBITDA margin increased by nearly 200 basis points to 26%. Residential/Small Business segment EBITDA grew 7% and RCN Metro segment EBITDA grew 137%. Pro forma for the NEON acquisition, 2008 EBITDA grew 14%, including RCN Metro segment EBITDA growth of 38%, and total EBITDA margin expanded by nearly 200 basis points.
Capital expenditures for 2008 were $126 million, as reported, compared to $119 million in 2007, reflecting the accelerated investment in Project Analog Crush(SM) and increases in success-based investments such as additional commercial growth and advanced digital set top boxes. Residential/Small Business segment 2008 capital expenditures were $99 million compared to $100 million in 2007; RCN Metro segment 2008 capital expenditures were $27 million compared to $18 million in 2007. Pro forma for the NEON acquisition, 2007 capital expenditures were $133 million, including RCN Metro segment capital expenditures of $32 million.
Reported Results
Revenue increased to $188 million in the fourth quarter of 2008, compared to $168 million in the fourth quarter of 2007 and $187 million in the third quarter of 2008. Net loss from continuing operations was $13 million in the fourth quarter of 2008, compared to $33 million in the fourth quarter of 2007 and $15 million in the third quarter of 2008.
Michael T. Sicoli, Chief Financial Officer of RCN, stated, “RCN’s fourth quarter 2008 financial performance demonstrated continued strong execution, with revenue growth and continued margin expansion in both segments, and nearly $7 million in free cash flow generation. We remain comfortable with our liquidity position, with nearly $64 million in cash and short term investments on hand, no significant maturities until 2014 and leverage levels below our required year-end 2009 covenant threshold. In this challenging environment, we are managing our costs very closely and balancing investments in future growth. With our capital intensive Project Analog Crush(SM) now behind us, we are focused on a 2009 objective of delivering solid free cash flow through continued revenue and EBITDA growth, albeit at more moderate rates than 2008, combined with capital expenditures of approximately $120 million, a 5% year-over-year reduction.”
Non-GAAP Measures
In addition to the results presented in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, RCN has presented non-GAAP financial measures, such as EBITDA, EBITDA Margin, and ARPC, both as reported and on a pro forma basis. RCN believes that these non-GAAP measures, viewed in addition to and not in lieu of its reported GAAP results, provide useful information to investors because they are an integral part of RCN’s internal evaluation of operating performance. In addition, they are measures that RCN uses to evaluate management’s effectiveness. Reconciliations to comparable GAAP measures as well as definitions begin on page 9. RCN’s non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Fourth Quarter Conference Call
Management will conduct a conference call to discuss fourth quarter and full-year 2008 results today at 08:30 AM Eastern time. Please be sure to dial into the call 10 to 15 minutes before start time. The dial in number for the call is (800) 639-0297, conference ID: 81416356. The call is also being webcast with an accompanying slide presentation, which can be accessed at http://investor.rcn.com/events.cfm.
A replay of this conference call will be available from 11:30 AM on February 24 until 11:59 PM Eastern time on March 3. The dial in number for the replay is 706-645-9291; the conference ID is the same as above. The webcast and slides will also be archived on RCN’s website.
About RCN Corporation
RCN Corporation, (NASDAQ: RCNI) http://www.rcn.com, is a competitive broadband services provider delivering all-digital and high-definition video, high-speed internet and premium voice services to residential and small-medium business customers under the brand names of RCN and RCN Business Services, respectively. In addition, through its RCN Metro Optical Networks business unit, RCN delivers fiber-based high-capacity data transport services to large commercial customers, primarily large enterprises and carriers, targeting the metropolitan central business districts in the company’s geographic markets. RCN’s primary service areas include Washington, D.C., Philadelphia, Lehigh Valley (PA), New York City, Boston and Chicago. (RCNI-Q)
RCN Forward-Looking Statements
This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

Contacts:	Richard Ramlall, SVP Strategic and External Affairs, RCN, 703-434-8430 Carolyn Capaccio, Lippert/Heilshorn & Associates, 212-838-3777
(Tables follow)

RCN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007

Revenues	$188.0	$167.9	$739.2	$636.1
Costs and expenses:
Direct expenses	65.7	61.5	264.2	224.8
Selling, general and administrative (including stock-based compensation)	70.9	77.5	294.1	288.4
Exit costs and restructuring charges, net of recoveries	0.9	1.3	2.3	8.2
Depreciation and amortization	50.3	50.7	198.7	195.2

Operating loss	0.1	(23.1)	(20.1)	(80.5)

Investment income	0.4	2.5	2.9	9.4
Interest expense	(13.8)	(12.8)	(53.3)	(34.5)
Gain (loss) on sale of assets	0.1	(0.1)	(0.2)	(0.8)
Loss on early extinguishment of debt	—	0.1	—	(63.8)
Other expense, net	—	—	—	(0.5)

Loss from continuing operations before income taxes	(13.1)	(33.3)	(70.7)	(170.7)
Income tax benefit	—	(0.5)	—	(1.0)

Loss from continuing operations	(13.1)	(32.8)	(70.7)	(169.6)
Income from discontinued operations, net of tax	—	0.2	—	1.7
Gain on sale of discontinued operations, net of tax	—	0.1	—	15.9

Net loss	$(13.1)	$(32.4)	$(70.7)	$(152.0)

RCN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$40.9	$21.8
Short-term investments	22.8	45.9
Accounts receivable, net of allowance for doubtful accounts of $3.8 and $4.3	72.3	66.8
Prepayments and other current assets	11.4	22.8

Total current assets	147.4	157.3

Property, plant and equipment, net of accumulated depreciation of $672.8 and $502.9	718.0	793.4
Goodwill	15.5	—
Intangible assets, net of accumulated amortization of $78.6 and $58.7	112.3	107.5
Long-term restricted investments	15.4	22.8
Deferred charges and other assets	16.8	16.9

Total assets	$1,025.5	$1,097.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37.8	$26.1
Advanced billings and customer deposits	42.9	41.9
Accrued expenses and other	54.3	78.0
Accrued employee compensation and related expenses	18.4	17.7
Accrued exit costs	2.2	2.6
Current portion of long-term debt and capital lease obligations	7.4	7.3

Total current liabilities	162.9	173.7

Long-term debt and capital lease obligations, net of current maturities	735.3	737.6
Other long-term liabilities	110.9	69.7

Total liabilities	1,009.1	981.0

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 36,631,222 and 37,654,546 shares issued and outstanding	0.4	0.4
Additional paid-in-capital	451.2	444.7
Treasury stock, 194,184 and 56,758 shares at cost	(5.7)	(4.7)
Accumulated deficit	(374.4)	(303.7)
Accumulated other comprehensive loss	(55.0)	(19.8)

Total stockholders’ equity	16.4	116.9

Total liabilities and stockholders’ equity	$1,025.5	$1,097.9

RCN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
(unaudited)

	Year ended December 31,
	2008	2007
Cash flows from operating activities:
Net loss from continuing operations	$(70.7)	$(169.6)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	198.7	195.2
Other	12.0	83.1

Net cash provided by continuing operations	140.0	108.7
Cash provided by discontinued operations	—	0.5

Net cash provided by operating activities	140.0	109.2

Cash flows from investing activities:
Additions to property, plant and equipment	(143.3)	(115.5)
Investment in acquisitions and intangibles, net of cash acquired	—	(261.8)
Net proceeds from sale of discontinued operations and other assets	2.5	46.9
Decrease in short-term investments	23.0	12.3
Proceeds from sale of assets	1.9	2.0
Decrease in restricted investments	7.4	0.8

Net cash used in investing activities	(108.5)	(315.5)
Cash used in discontinued operations	—	(0.2)

Net cash used in investing activities	(108.5)	(315.7)

Cash flows from financing activities:
Repayments of long-term debt, including debt premiums	(7.2)	(219.4)
Payment of debt issuance costs	(0.1)	(13.9)
Proceeds from bank debt	5.0	745.0
Payments of capital lease obligations	(0.1)	(0.1)
Dividends paid	(1.6)	(348.4)
Proceeds from the exercise of stock options	0.4	5.8
Cost of common shares repurchased	(7.7)	(3.6)
Purchase of treasury stock	(1.0)	(3.3)

Net cash (used in) provided by financing activities	(12.3)	162.0

Net increase (decrease) in cash and cash equivalents	19.1	(44.5)
Cash and cash equivalents at beginning of period	21.8	66.3

Cash and cash equivalents at end of period	$40.9	$21.8

OPERATING RESULTS
RESIDENTIAL / SMALL BUSINESS SEGMENT
(unaudited)

	Three months ended
	December 31,	September 30,	December 31,	Year ended December 31,
(dollars in millions)	2008	2008	2007	2008	2007

Video	$76.0	$74.9	$69.1	$294.7	$271.3
Data	36.0	36.1	34.5	142.7	133.4
Voice	27.8	28.6	29.0	114.4	117.5
Recip Comp/Other	3.2	4.1	4.7	16.2	24.1

Total Revenue	143.1	143.7	137.3	567.9	546.3

Direct expenses	49.2	48.9	49.8	199.4	190.1
Selling, general and administrative (1)	54.1	58.0	54.0	223.1	220.7

EBITDA	$39.8	$36.7	$33.4	$145.4	$135.5
EBITDA Margin	27.8%	25.6%	24.3%	25.6%	24.8%

Capital Expenditures	25.3	27.3	21.2	99.2	100.5

Key Metrics (customers & RGUs in thousands)

Video RGUs	366	366	358
Data RGUs	302	301	285
Voice RGUs	244	247	250

Total RGUs (Excluding Digital)	911	915	893

Customers	428	428	416
Average Revenue Per Customer (2)	$110	$111	$109
Digital Penetration	87%	78%	69%
OPERATING RESULTS
RCN METRO OPTICAL NETWORKS SEGMENT
(unaudited)

	Three months ended
	December 31,	September 30,	December 31,	Year ended December 31,
(dollars in millions)	2008	2008	2007	2008	2007

Transport Services	$34.6	$33.3	$22.2	$131.4	$60.7
Data and Internet Services	0.8	0.6	0.6	2.6	2.9
Leased Services	8.1	7.8	6.8	31.8	22.8
Installation & Other	1.4	1.6	1.0	5.5	3.4

Total Revenue	44.9	43.4	30.7	171.3	89.8

Direct expenses	16.5	15.7	11.7	64.9	34.7
Selling, general and administrative (1)	15.1	14.0	11.6	57.6	34.5

EBITDA	$13.4	$13.6	$7.4	$48.8	$20.6
EBITDA Margin	29.8%	31.5%	24.0%	28.5%	23.0%

Capital Expenditures	7.4	6.4	5.3	26.6	18.4

(1)	Excludes stock-based compensation expense.

(2)
In connection with our transition to segment reporting, effective 1/1/08 we have reclassified certain customers, RGUs, and revenue related to our RCN Metro business unit such that they are no longer included in our reported Residential / SMB metrics. The effect on customers and RGUs is de minimis, and the impact on ARPC would be to reduce historical reported amounts by approximately $1. Therefore, this change will only be reflected for periods after 1/1/08 and historical results will remain as previously presented.

RCN Corporation
Non-GAAP Reconciliation
(Pro Forma for NEON Operations)
The following tables reconcile RCN’s pro forma results for the year ended and three months ended December 31, 2007 to the reported results for the year and three months ended December, 31, 2007.

	For the year ended December 31, 2007
			Pro forma RCN
(dollars in millions)	NEON Pro forma(1)	RCN As Reported	Consolidated

Revenue	$64.3	$636.1	$700.4
Direct Cost	25.2	224.8	250.0
Sales, General & Administrative(3)	24.4	255.2	279.6

EBITDA	$14.7	$156.1	$170.8

Capital Expenditures	$13.7	$118.9	$132.6

	For the three months ended December 31, 2007
			Pro forma RCN
(dollars in millions)	NEON Pro forma(2)	RCN As Reported	Consolidated

Revenue	$9.1	$167.9	$177.0
Direct Cost	3.7	61.5	65.2
Sales, General & Administrative(3)	2.8	65.7	68.5

EBITDA	$2.6	$40.8	$43.4

Capital Expenditures	$2.2	$26.5	$28.7

(1)
NEON pro forma includes (i) an estimated $2.0M reduction in deferred revenue related to purchase price accounting, and (ii) a $5.4M reduction in SG&A expenses to exclude deal related costs and stock-based compensation.

(2)
NEON pro forma includes (i) an estimated $0.4M reduction in deferred revenue related to purchase price accounting, and (ii) a $3.2M reduction in SG&A expenses to exclude deal related costs and stock-based compensation.

(3)	Excludes stock-based compensation.

RCN Corporation
Non-GAAP Reconciliation
(1)
EBITDA is defined as net income (loss) plus income (loss) from discontinued operations net of tax, gain on sale of discontinued operations net of tax, income tax benefit (expense), other (expense) income net, loss on early extinguishment of debt, (loss) gain on sale of assets, interest expense, investment income, depreciation and amortization, non-cash stock-based compensation and other special items including impairments, exit costs and other charges. EBITDA margin represents EBITDA divided by total revenues. We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the cable industry. EBITDA, as defined above, may not be similar to EBITDA measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations.

	For the three months ended
	December 31,	September 30,	December 31,
(dollars in millions)	2008	2008	2007
Net loss	$(13.1)	$(14.7)	$(32.4)

Income tax benefit	—	—	(0.5)
Gain on sale of discontinued operations, net of tax	—	—	(0.1)
Income from discontinued operations, net of tax	—	—	(0.2)
Adjust early extinguishment of debt	—	—	(0.1)
(Gain) loss on sale of assets	(0.1)	0.2	0.1
Interest expense	13.8	12.6	12.8
Investment income	(0.4)	(0.5)	(2.5)
Depreciation and amortization	50.3	49.3	50.7
Non-cash stock-based compensation expense	1.8	2.6	11.9
Exit costs & restructuring charges, net of recoveries	0.9	0.8	1.3

EBITDA	$53.2	$50.4	$40.8
EBITDA Margin	28.3%	26.9%	24.3%

	For the year ended
	December 31,	December 31,
(dollars in millions)	2008	2007
Net loss	$(70.7)	$(152.0)

Income tax benefit	—	(1.0)
Gain on sale of discontinued operations, net of tax	—	(15.9)
Income from discontinued operations, net of tax	—	(1.7)
Other expense, net	—	0.5
Loss on early extinguishment of debt	—	63.8
Loss on sale of assets	0.2	0.8
Interest expense	53.3	34.5
Investment income	(2.9)	(9.4)
Depreciation and amortization	198.7	195.2
Non-cash stock-based compensation expense	13.3	33.2
Exit costs & restructuring charges, net of recoveries	2.3	8.2

EBITDA	$194.3	$156.1
EBITDA Margin	26.3%	24.5%

(2)
Segment EBITDA is defined as operating income before depreciation and amortization, stock-based compensation, exit costs and restructuring charges. This measure eliminates the significant level of non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses and from intangible assets recognized in business combinations, as well as non-cash stock-based compensation and other special items such as exit costs and other restructuring charges. We use this measure to evaluate our consolidated operating performance and the performance of our operating segments, and to allocate resources and capital. It is also a significant performance measure in our annual incentive compensation programs. We believe that this measure is useful to investors because it is one of the bases for comparing our operating performance with that of other companies in our industries, although our measure may not be directly comparable to similar measures used by other companies. Because we use this metric to measure our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP. Segment EBITDA should not be considered as a substitute for operating income (loss), net income (loss), net cash provided by operating activities, or other measures of performance or liquidity we have reported in accordance with GAAP.

	RESIDENTIAL / SMALL BUSINESS SEGMENT
	For the three months ended			For the year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in millions)	2008	2008	2007	2008	2007

Operating loss	$(4.4)	$(7.8)	$(21.6)	$(33.9)	$(83.9)
Exit costs and restructuring charges, net	0.8	0.5	1.3	1.6	8.1
Depreciation and amortization	42.0	42.1	44.2	167.4	183.0
Non-cash stock-based compensation expense	1.4	2.0	9.5	10.4	28.2

EBITDA	$39.8	$36.7	$33.4	$145.4	$135.5
EBITDA Margin	27.8%	25.6%	24.3%	25.6%	24.8%

	RCN METRO OPTICAL NETWORKS SEGEMT
	For the three months ended			For the year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in millions)	2008	2008	2007	2008	2007

Operating income (loss)	$4.5	$5.4	$(1.5)	$13.8	$3.3
Exit costs and restructuring charges, net	0.1	0.4	—	0.7	0.1
Depreciation and amortization	8.3	7.3	6.5	31.4	12.2
Non-cash stock-based compensation expense	0.4	0.6	2.4	3.0	5.0

EBITDA	$13.4	$13.6	$7.4	$48.8	$20.6
EBITDA Margin	29.8%	31.5%	24.0%	28.5%	23.0%
(3)
Average monthly revenue per customer, or ARPC, is an industry metric that measures revenues, excluding commercial and other residential revenue (consisting of dial-up and reciprocal compensation) per period divided by the average number of customers during that period. We believe that ARPC provides useful information concerning the appeal of our service offerings and our rate plans. ARPC as defined above may not be similar to ARPC measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations.

	For the three months ended
	December 31,	September 30,	December 31,
(dollars in millions)	2008	2008	2007
Total Revenues	$188.0	$187.1	$167.9
Less: Commercial Revenue	(44.9)	(43.4)	(29.2)
Less: Other Residential Revenue	(1.7)	(2.6)	(2.8)

Customer Revenues	141.4	141.1	135.9

ARPC	$110	$111	$109

(4)
Free cash flow represents EBITDA less capital expenditures, net interest paid and net changes in working capital. We believe that free cash flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and our ability to fund scheduled debt maturities and other financing activities. Free cash flow, as defined, may not be similar to free cash flow measures of other companies, is not a measurement under accounting principles generally accepted in the United States, and should be considered in addition to but not as a substitute for the information contained in our statements of cash flows.

For the three months ended
December 31,
(dollars in millions)	2008

Net cash provided by operating activities	$38.1
Net cash used in investing activities	(15.7)
Proceeds from sale of discontinued operations and other assets	(.5)
Decrease in short-term investments	(15.3)

Free Cash Flow	$6.7